Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8 No. 333-199236) pertaining to the Second Amended and Restated 2010 Incentive Plan and 2014 Incentive Award Plan of Wayfair Inc.,
2.Registration Statements (Form S-8 Nos. 333-214499, 333-216325, 333-223238, 333-229850, 333-236761, and 333-253536) pertaining to the 2014 Incentive Award Plan of Wayfair Inc., and
3.Registration Statement (Form S-3 No. 333-241015) and related Prospectus of Wayfair Inc. for the registration of Class A common stock;
of our reports dated February 24, 2022, with respect to the consolidated financial statements of Wayfair Inc. and the effectiveness of internal control over financial reporting of Wayfair Inc. included in this Annual Report (Form 10-K) of Wayfair Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 24, 2022